EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Statement of Beneficial Ownership on Schedule 13G (including additional amendments thereto) with respect to the Class A ordinary shares, par value $0.0001 per share, of Lafayette Digital Acquisition Corp. I. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein but shall not be responsible for the completeness and accuracy of the information concerning the others.

DATED: May 15, 2026

Sona Asset Management (US) LLC

By:	/s/ Joe Grogan
Name:	Joe Grogan
Title:	Chief Compliance Officer

Sona Asset Management (UK) LLP

By:	/s/ Nicholas Lebo
Name:	Nicholas Lebo
Title:	Head of UK Compliance

Sona Asset Management Limited

By:	/s/ John Aylward
Name:	John Aylward
Title:	Director

Sona Asset Management Cayman Limited

By:	/s/ Nathan Day
Name:	Nathan Day
Title:	Director

/s/ John Aylward
JOHN AYLWARD